Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SkyTerra Communications, Inc. for the registration of 35,800,698 shares of its common stock and to the incorporation by reference therein of our report dated May 10, 2006, with respect to the combined financial statements of SkyTerra Communications, Inc., as discussed in Notes 1 and 2 to the combined financial statements, included in the Current Report (Form 8-K) of SkyTerra Communications, Inc. dated May 25, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 11, 2006